Exhibit 4.1

FORM OF CONVERTIBLE NOTE

THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT.

THIS NOTE, THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE GOVERNED BY THE TERMS AND CONDITIONS SET FORTH IN THAT CERTAIN CONVERTIBLE NOTE AND WARRANT PURCHASE AGREEMENT (THE “PURCHASE AGREEMENT”), DATED AS OF OCTOBER [●], 2022, AMONG TERRAN ORBITAL CORPORATION, A DELAWARE CORPORATION, THE GUARANTORS (AS DEFINED IN THE PURCHASE AGREEMENT) FROM TIME TO TIME PARTY THERETO, THE PURCHASERS FROM TIME TO TIME PARTY THERETO (EACH, A “PURCHASER” AND, COLLECTIVELY, THE “PURCHASERS”) AND U.S. BANK NATIONAL ASSOCIATION, AS COLLATERAL AGENT; AND EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE PURCHASE AGREEMENT. UNLESS OTHERWISE INDICATED, CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS ASCRIBED TO SUCH TERMS IN THE PURCHASE AGREEMENT.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THE NOTE MAY BE OBTAINED FROM THE ISSUER BY CONTACTING: [●], ATTN: [●], EMAIL: [●].

TERRAN ORBITAL CORPORATION

Senior Secured Convertible Note Due 2027

(a “Note”)

No. [●] $100,000,000.00

[●], 2022

Terran Orbital Corporation, a Delaware corporation, (together with its successors, the “Issuer”), for value received, hereby promises to pay to

[NAME OF PURCHASER]

or its registered assigns

in accordance with the below

the principal amount of

$100,000,000.00

and to pay interest from the Closing Date until paid in full at the rate set forth in Section 2.09 of the Convertible Note and Warrant Purchase Agreement, dated as of October [●], 2022 (the “Purchase Agreement”).

This Note shall at all times upon the occurrence and during the continuation of any Event of Default bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

Interest (including interest at the Default Rate) shall be payable on this Note in accordance with Section 2.09 of the Purchase Agreement.

Payments of the principal amount hereof, interest hereon and all other amounts payable hereunder or under the Note Documents shall be made in Dollars, in immediately available funds (subject to the PIK Election) not later than 2:00 p.m. on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as the Purchaser holding this Note may from time to time direct in writing. All payments received by the Purchaser holding this Note after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue in respect of such succeeding Business Day. If any payment to be made by the Issuer shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

This Note is one of the Convertible Notes in the aggregate original principal amount of $100,000,000, issued by the Issuer pursuant to the Purchase Agreement on the Closing Date, and this Note and the holder hereof are entitled, equally and ratably, with the holders of all other Notes outstanding under the Purchase Agreement, to all the benefits provided for thereby or referred to therein, to which Purchase Agreement reference is hereby made for a statement thereof.

The obligations of the Issuer under this Note are guaranteed pursuant to the terms and provisions of Article V of the Purchase Agreement, and the Collateral Documents executed in favor of the Collateral Agent, for the benefit of the Secured Parties, to the extent described therein, by each of the applicable Note Parties and the other parties thereto.

This Note shall be convertible into Shares of the Issuer’s Common Stock at the Conversion Price specified in the Purchase Agreement, as adjusted from time to time as provided in the Purchase Agreement. To convert this Note, the holder hereof must satisfy the requirements of Section 2.11(b) of the Purchase Agreement. A holder may convert a portion of this Note if the portion is $1,000 principal amount or an integral multiple of $1,000 principal amount. Upon conversion of this Note, the holder hereof shall be entitled to receive the Shares payable upon conversion in accordance with Section 2.11 of the Purchase Agreement, at the Conversion Price specified in the Purchase Agreement, as adjusted from time to time as provided in the Purchase Agreement.

This Note is subject to prepayment prior to its expressed maturity date only at the times, on the terms and conditions and in the amounts set forth in the Purchase Agreement.

Upon the occurrence and during the continuation of any one or more of the Events of Default specified in the Purchase Agreement, all amounts then remaining unpaid on this Note may be declared to be or may automatically become immediately due and payable as provided in the Purchase Agreement.

This Note is registered on the books of the Issuer and, subject to the Purchase Agreement, is transferable only by surrender thereof at the principal executive office of the Issuer and accompanied by, if required by the Issuer, a written instrument of transfer reasonably satisfactory to the Issuer, duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal and interest on this Note shall be made only to or upon the order in writing of the registered holder.

* * *

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

TERRAN ORBITAL CORPORATION

By:

Name:

Title:

Schedule I

FORM OF CONVERSION NOTICE

To convert this Note in accordance with the Purchase Agreement, check the box: □

To convert only part of this Note, state the principal amount to be converted (must be in multiples of $[1,000]): $_________________________

Please elect whether you would like the applicable Shares issuable upon conversion (the “Conversion Shares”):

□ by crediting such Conversion Shares, if they are unrestricted and unlegended, to the undersigned’s account with The Depository Trust Company as set forth below, or otherwise to the undersigned’s account with the Issuer’s transfer agent.

Name:

DWAC Account Number:

□ by issuing a certificate or certificates as set forth below.

Name:

Address:

(Insert social security or tax ID no.)

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Date: _________________________ Signature(s): _________________________ (Sign exactly as your name(s) appear(s) on the other side of this Note)